Exhibit 99.1
F & M Bank Corp.—News and Financials
F & M BANK CORP. REPORTS 2ND QUARTER FINANCIAL RESULTS
     TIMBERVILLE, VA—July 30, 2009—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter and six months ended June 30, 2009 and its recently declared second quarter dividend.
     The Company’s net income for the first six months of 2009 was $1,974,603, a decrease of $173,345 compared to the same period last year or 8.1%. Net income for the second quarter of 2009 was $1,091,006, which is a decrease of $52,610 from the second quarter of 2008. Earnings per share were $.86 and $.92 for the first six months of 2009 and 2008, respectively. Earnings per share were $.47 and $0.49 for the second quarter of 2009 and 2008, respectively.
     Earnings from operations, exclusive of parent company transactions, totaled $2,470,569 through June 30, 2009, an increase of $526,548 or 27.09%, compared to $1,944,021 at June 30, 2008. Earnings from operations, exclusive of parent company transactions, for the second quarter 2009 totaled $1,334,632 versus $1,049,426, an increase of $285,206 or 27.18%. These improved operating earnings are a result of the strong loan growth outlined further below.
     Consolidated earnings, including parent company transactions, decreased for both the second quarter and year to date 2009 due primarily to securities losses. Pretax securities losses totaled $830,606 and $500,914, for the six month and second quarter, respectively in 2009. This compares to losses of $30,777 and $28,280, for the six month and second quarter, respectively in 2008. These losses were primarily from Other Than Temporary Impairment (OTTI) write downs rather than from the sale of securities. The company evaluates its portfolio of equities securities each quarter to determine if OTTI exists. While the equities markets have stabilized somewhat in recent months, the write downs are a result of our evaluation of a number of factors regarding individual equities holdings, including severity of the decline in value, length of time the security has been impaired, recent volatility in the market value of the investment, near term prospects of the issuer and the intent/ability of the company to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.
     Total assets of the Company were $494.3 million at June 30, 2009, which represents an increase of $53.1 million or 12.04% from June 30, 2008 and an increase of $22.3 million or 4.73% from $472.0 million at December 31, 2008. Total loans held for investment were $416.3 million at June 30, 2009, which represents an increase of $61.9 million or 17.46% from $354.4 million at June 30, 2008 and an increase of $17.1 million (4.28%) from $399.2 million at December 31, 2008. Loans held for sale totaled $20.4 million at June 30, 2009 and $20.9 million and $3.8 million, respectively at both June 30, 2008 and December 31, 2008. Loans held for sale are comprised of secondary market loans the Bank has originated and short term residential mortgage participations that have an average life of approximately two weeks. Total deposits were $376.4 million at June 30, 2009, which represents an increase of $77.5 million (25.91%) from $299.0 million at June 30, 2008 and an increase of $34.2 million from $342.2 million at December 31, 2008.
     On June 18, 2009, the Company declared its second quarter dividend of $0.23 per share which will be paid on August 7, 2009, to shareholders of record as of July 9, 2009. This is an increase of $.01 per share from the second quarter of 2008. Cumulative dividends declared for the six month period total $0.46 in 2009 versus $0.44 in 2008.
     Highlights of the company’s financial performance are included below.
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank 540-896-8941 or neilhayslett@farmersandmerchants.biz
F & M Bank Corp. Financial Highlights

	Unaudited
	For Six Months
	Ended June 30
	2009	2008
INCOME STATEMENT
Interest and Dividend Income	$13,719,436	$12,162,211
Interest Expense	5,250,155	5,057,690

Net Interest Income	8,469,281	7,104,521
Non-Interest Income	1,570,260	1,608,228
Non-Interest Expense	6,400,358	5,679,245

Income Before Income Taxes & Securities Transactions	3,639,183	3,033,504

Securities Gains (Losses)	(830,606)	(30,777)
Provision For Income Taxes	833,974	854,779

Net Income	$1,974,603	$2,147,948
Average Shares Outstanding	2,289,122	2,335,897
Net Income Per Common Share	.86	.92
Dividends Declared	.46	.44

	Unaudited	Unaudited
	June 30, 2009	June 30, 2008
BALANCE SHEET
Cash and Due From Banks	$5,407,127	$9,919,677
Interest Bearing Bank Deposits	856,922	2,226,237
Federal Funds Sold	4,106,000	0
Loans Held for Investment	416,316,322	354,427,338
Less Allowance for Loan Losses	(2,556,033)	(1,707,194)

Net Loans Held for Investment	413,760,289	352,720,144
Loans Held for Sale	20,363,983	20,867,131
Securities	25,998,727	32,827,246
Other Assets	23,839,852	22,626,300

Total Assets	$494,332,900	$441,186,735

Deposits	$376,434,254	$298,959,576
Short Term Debt	7,143,420	47,606,055
Long Term Debt	65,176,071	50,428,571
Other Liabilities	7,743,502	5,512,888

Total Liabilities	456,497,247	402,507,090
Stockholders’ Equity	37,835,653	38,679,645

Total Liabilities and Stockholders’ Equity	$494,332,900	$441,186,735
Book Value Per Common Share	$16.49	$16.64